Term Sheet
To underlying supplement No. 1 dated September 29, 2009,
product supplement AZ dated September 29, 2009,
prospectus supplement dated September 29, 2009 and
prospectus dated September 29, 2009
Term Sheet No. 898AZ Registration Statement No. 333-162195 Dated May 21, 2010 Rule 433

Deutsche Bank AG

Structured Investments	Deutsche Bank $ Capped Knock-Out Notes Linked to the iShares® MSCI Emerging Markets Index Fund due December 10, 2010
General
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The notes are designed for investors who seek a return at maturity linked to the performance of the iShares® MSCI Emerging Markets Index Fund (“the Index Fund”). Investors should be willing to forgo coupon and dividend payments and, if the Index Fund closing level declines by more than 30.00% from the Initial Index Fund Level on any trading day during the Monitoring Period and, on the Final Valuation Date, is less than the Initial Index Fund Level, be willing to lose up to 100% of their initial investment. If the Index Fund closing level does not decline from the Initial Index Fund Level by more than 30.00% on any trading day during the Monitoring Period, investors will be entitled to receive a return on their investment equal to the greater of (a) the Index Fund Return, subject to the Maximum Return and (b) zero. Any Payment at Maturity is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG, London Branch maturing December 10, 2010†.
•	Minimum purchase of $10,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.
•	The notes are expected to price on or about May 21, 2010 (the “Trade Date”) and are expected to settle on or about May 26, 2010 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Index Fund:	iShares® MSCI Emerging Markets Index Fund (Ticker: EEM UP)
Knock-Out Event:
A Knock-Out Event occurs if, on any trading day during the Monitoring Period, the Index Fund closing level (multiplied by the then-current Share Adjustment Factor) has decreased, as compared to the Initial Index Fund Level, by more than the Knock-Out Buffer Amount.

Knock-Out Buffer Amount:	30.00%
Knock-Out Level:	70.00% of the Initial Index Fund Level
Maximum Return:	27.50%
Payment at Maturity:	•
If a Knock-Out Event has occurred, you will be entitled to receive a cash payment at maturity that will reflect the performance of the Index Fund, subject to the Maximum Return. Accordingly, your Payment at Maturity per $1,000 Face Amount will be calculated as follows:

$1,000 + [$1,000 x (the lesser of (i) Index Fund Return and (ii) Maximum Return)]
If a Knock-Out Event has occurred, you will lose some or all of your investment at maturity if the Final Index Fund Level is less than the Initial Index Fund Level.
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If a Knock-Out Event has not occurred, you will be entitled to receive a cash payment at maturity per $1,000 Face Amount of notes equal to $1,000 plus the product of (a) $1,000 and (b) the greater of (i) the Index Fund Return, subject to the Maximum Return and (ii) zero. In this scenario, you will be entitled to receive at least the Face Amount of your investment at maturity, subject to our ability to pay our obligations as they become due.

Index Fund Return:	The performance of the Index Fund from the Initial Index Fund Level to the Final Index Fund Level, calculated as follows:
Final Index Fund Level – Initial Index Fund Level
Initial Index Fund Level
The Index Fund Return may be positive, zero or negative.
Monitoring Period:	The period from but excluding the Trade Date to and including the Final Valuation Date.
Share Adjustment Factor:	Initially 1.0, subject to adjustment for certain actions affecting the Index Fund. See “Description of Securities – Anti-dilution Adjustments for Funds” in the accompanying product supplement.
Initial Index Fund Level:	The Index Fund closing level (expressed as the closing price per share of the Index Fund) on the Trade Date.
Final Index Fund Level:	The Index Fund closing level (expressed as the closing price per share of the Index Fund) on the Final Valuation Date multiplied by the Share Adjustment Factor.
Final Valuation Date†:	December 7, 2010
Maturity Date†:	December 10, 2010
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	2515A0 4R 1
†Subject to postponement as described in the accompanying product supplement under “Adjustments to Valuation and Payment Dates”.

Investing in the notes involves a number of risks.  See “Risk Factors” beginning on page 6 of the accompanying product supplement and “Selected Risk Considerations” beginning on page 5 of this term sheet.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying underlying supplement, product supplement, the prospectus supplement and the prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public	Fees(1)	Proceeds to Issuer
Per note	$1,000.00	$0.00	$1,000.00
Total	$	$	$
(1)  Please see "Supplemental Plan of Distribution" in this term sheet for information about fees.
The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

JPMorgan
Placement Agent
May 21, 2010

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this term sheet together with underlying supplement No. 1 dated September 29, 2009, product supplement AZ dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these notes are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement No. 1 dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200168/d424b21.pdf

•	Product supplement AZ dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200186/d424b21.pdf

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This term sheet, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer on the date the notes are priced.  We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

What Is the Payment at Maturity on the Notes Assuming a Range of Performances for the Index Fund?

The following table illustrates a range of hypothetical Payments at Maturity on the notes. The table and the examples below assume an Initial Index Fund Level of 36.00, a Knock-Out Buffer Amount of 30.00% and a Knock-Out Level of 25.20, equal to 70.00% of the hypothetical Initial Index Fund Level and a Maximum Return of 27.50%. The results set forth below are for illustrative purposes only. The actual return on the notes will be based on the Index Fund Return and whether or not a Knock-Out Event occurs.  The numbers appearing in the table and examples below have been rounded for ease of analysis.

	Percentage Change in	A Knock-Out Event Does Not Occur During the Monitoring Period		A Knock-Out Event Does Occur During the Monitoring Period
Hypothetical Final Index Fund Level	Index Fund Level	Return on the Notes	Payment at Maturity	Return on the Notes	Payment at Maturity
72.00	100.00%	27.50%	$1,275.00	27.50%	$1,275.00
68.40	90.00%	27.50%	$1,275.00	27.50%	$1,275.00
64.80	80.00%	27.50%	$1,275.00	27.50%	$1,275.00
61.20	70.00%	27.50%	$1,275.00	27.50%	$1,275.00
57.60	60.00%	27.50%	$1,275.00	27.50%	$1,275.00
54.00	50.00%	27.50%	$1,275.00	27.50%	$1,275.00
50.40	40.00%	27.50%	$1,275.00	27.50%	$1,275.00
46.80	30.00%	27.50%	$1,275.00	27.50%	$1,275.00
45.90	27.50%	27.50%	$1,275.00	27.50%	$1,275.00
43.20	20.00%	20.00%	$1,200.00	20.00%	$1,200.00
39.60	10.00%	10.00%	$1,100.00	10.00%	$1,100.00
37.80	5.00%	5.00%	$1,050.00	5.00%	$1,050.00
36.90	2.50%	2.50%	$1,025.00	2.50%	$1,025.00
36.00	0.00%	0.00%	$1,000.00	0.00%	$1,000.00
34.20	-5.00%	0.00%	$1,000.00	-5.00%	$950.00
32.40	-10.00%	0.00%	$1,000.00	-10.00%	$900.00
28.80	-20.00%	0.00%	$1,000.00	-20.00%	$800.00
27.00	-25.00%	0.00%	$1,000.00	-25.00%	$750.00
25.20	-30.00%	0.00%	$1,000.00	-30.00%	$700.00
21.60	-40.00%	N/A	N/A	-40.00%	$600.00
18.00	-50.00%	N/A	N/A	-50.00%	$500.00
14.40	-60.00%	N/A	N/A	-60.00%	$400.00
10.80	-70.00%	N/A	N/A	-70.00%	$300.00
7.20	-80.00%	N/A	N/A	-80.00%	$200.00
3.60	-90.00%	N/A	N/A	-90.00%	$100.00
0.00	-100.00%	N/A	N/A	-100.00%	$0.00

The following examples illustrate how the Payments at Maturity set forth in the table above are calculated.

Example 1: A Knock-Out Event has not occurred, and the level of the Index Fund increases from the Initial Index Fund Level of 36.00 to a Final Index Fund Level of 39.60. Because a Knock-Out Event has not occurred and the Index Fund Return is 10.00%, the investor receives a Payment at Maturity of $1,100.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x 10%) = $1,100.00

Example 2: A Knock-Out Event has not occurred, and the level of the Index Fund increases from the Initial Index Fund Level of 36.00 to a Final Index Fund Level of 46.80. Because a Knock-Out Event has not occurred and the Index Fund Return of 30.00% is greater than the Maximum Return of 27.50%, the investor receives a Payment at Maturity of $1,275.00 per $1,000 Face Amount of notes, the maximum payment on the notes, calculated as follows:

$1,000 + ($1,000 x 27.50%) = $1,275.00

Example 3: A Knock-Out Event has not occurred, and the level of the Index Fund decreases from the Initial Index Fund Level of 36.00 to a Final Index Fund Level of 28.80.  Even though the Index Fund Return is -20.00%, because a Knock-Out Event has not occurred, the investor receives a Payment at Maturity of $1,000.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x 0%) = $1,000.00

Example 4: A Knock-Out Event has occurred, and the level of the Index Fund decreases from the Initial Index Fund Level of 36.00 to a Final Index Fund Level of 32.40. Because a Knock-Out Event has occurred and the Index Fund Return is -10%, the investor receives a Payment at Maturity of $900.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x -10%) = $900.00

Example 5: A Knock-Out Event has occurred, and the level of the Index Fund increases from the Initial Index Fund Level of 36.00 to a Final  Index Fund Level of 43.20. Because a Knock-Out Event has occurred and the Index Fund Return is 20%, the investor receives a Payment at Maturity of $1,200.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x 20%) = $1,200.00

Example 6: A Knock-Out Event has occurred, and the level of the Index Fund increases from the Initial Index Fund Level of 36.00 to a Final Index Fund Level of 46.80. Because a Knock-Out Event has occurred and the Index Fund Return of 30.00% is greater than the Maximum Return of 27.50%, the investor receives a Payment at Maturity of $1,275.00 per $1,000 Face Amount of notes, the maximum payment on the notes, calculated as follows:

$1,000 + ($1,000 x 27.50%) = $1,275.00

Selected Purchase Considerations

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APPRECIATION POTENTIAL – The notes provide the opportunity to participate in any appreciation of the Index Fund at maturity, up to the Maximum Return of 27.50%. If a Knock-Out Event has not occurred, you will be entitled to receive at maturity at least the Face Amount of your notes. If a Knock-Out Event has occurred,  you will be entitled to receive at maturity a return on the notes equal to the Index Fund Return (subject to the Maximum Return), whether positive or negative. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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RETURN LINKED TO THE PERFORMANCE OF THE ISHARES® MSCI EMERGING MARKETS INDEX FUND (the “Index Fund”) – The return on the notes, which may be positive, zero or negative, is linked to the performance of the iShares® MSCI Emerging Markets Index Fund.

The iShares® MSCI Emerging Markets Index Fund

The iShares® MSCI Emerging Markets Index Fund is an exchange-traded fund managed by iShares® Trust, a registered investment company. The iShares® Trust consists of numerous separate investment portfolios, including the iShares® MSCI Emerging Markets Index Fund. The iShares® MSCI Emerging Markets Index Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index (the “Index”).  The MSCI Emerging Markets Index is designed to measure equity market performance in the global emerging markets. The iShares® MSCI Emerging Markets Index Fund trades on the NYSE under the ticker symbol “EEM UP.” It is possible that this fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the MSCI Emerging Markets Index due to the temporary unavailability of certain securities in the secondary markets, the performance of any derivative instruments contained in this fund, the fees and expenses of the fund or due to other circumstances. Information filed by iShares Trust with the SEC under the Exchange Act and the Investment Company Act of 1940, as amended, can be found by reference to its SEC file numbers: 001-11653 and 811-09102. This section is a summary only of the iShares® MSCI Emerging Markets Index Fund. For more information on the iShares® MSCI Emerging Markets Index Fund, including information concerning calculation methodology and adjustment policy, please see the section entitled “iShares® MSCI Emerging Markets Index Fund” in the accompanying underlying supplement No. 1 dated September 29, 2009.

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TAX CONSEQUENCES — You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” which contains the opinion of our special tax counsel, Davis Polk & Wardwell LLP, with respect to the tax consequences of an investment in the notes. Although the tax consequences of an investment in the notes are uncertain, based on that opinion we believe it is reasonable to treat the notes as prepaid financial contracts for U.S. federal income tax purposes. Under this treatment, you should not recognize taxable income or loss prior to the maturity of your notes, other than pursuant to a sale or exchange. Your gain or loss on the notes should be short-term capital gain or loss. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the notes, the tax consequences of ownership and disposition of the notes might be affected materially and adversely. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this term sheet and the accompanying product supplement.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. Prospective investors should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Index Fund or any of the component stocks held by the Index Fund.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS – The notes do not guarantee any return of your investment.  The return on the notes at maturity is based on whether or not a Knock-Out Event occurs, and, if a Knock-Out Event does occur, based on whether, and the extent to which, the Index Fund Return is positive or negative.  If a Knock-Out Event occurs, and the Final Index Fund Level is less than the Initial Index Fund Level, your investment will be fully exposed to any decline in the Index Fund level, and you could lose up to 100% of your investment in the notes.

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THE RETURN ON THE NOTES IS LIMITED BY THE MAXIMUM RETURN – Regardless of whether a Knock-Out Event occurs, if the Final Index Fund Level is greater than the Initial Index Fund Level, for each $1,000 Face Amount of notes, you will receive at maturity $1,000 plus an additional amount that will not exceed the Maximum Return of 27.50%. Accordingly, the maximum amount payable at maturity will be $1,275.00 per $1,000 Face Amount of notes. Any payment at maturity is subject to our ability to pay our obligations as they become due.

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CREDIT OF THE ISSUER — The notes are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes, including any Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the notes and in the event Deutsche Bank AG were to default on its obligations you may not receive the Payment at Maturity owed to you under the terms of the notes.

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THE PROTECTION PROVIDED BY THE KNOCK-OUT BUFFER AMOUNT MAY TERMINATE DURING THE TERM OF THE NOTES – The notes are subject to closing level monitoring. As a result, if the Index Fund closing level on any trading day during the Monitoring Period declines from the Initial Index Fund Level by more than the Knock-Out Buffer Amount of 30.00%, your investment will be fully exposed to any decline in the Index Fund level during the term of the notes. You will be subject to this potential loss of your investment even if the Index Fund subsequently increases such that the Final Index Fund Level is less than the Initial Index Fund Level by not more than the Knock-Out Buffer Amount of 30.00%.

•	THE NOTES DO NOT PAY COUPONS – Unlike ordinary debt securities, the notes do not pay coupons and do not guarantee any return of the initial investment at maturity.

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NO DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks held by the Index Fund would have.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY – While the Payment at Maturity described in this term sheet is based on the full Face Amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates.  As a result, the price at which Deutsche Bank (or its affiliates) will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you.  The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.

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LACK OF LIQUIDITY – The notes will not be listed on any securities exchange. Deutsche Bank (or its affiliates) may offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank (or its affiliates) is willing to buy the notes.

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POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes.  In performing these roles, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES – In addition to the closing levels of the Index Fund during the Monitoring Period, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	whether the Index Fund closing level has decreased, as compared to the Initial Index Fund level, by more than the Knock-Out Buffer Amount;

•	the expected volatility of the Index Fund;

•	the time to maturity of the notes;

•	the dividend rate on the stocks held by the Index Fund;

•	the occurrence of certain events affecting the Index Fund that may or may not require an anti-dilution adjustment;

•	interest and yield rates in the market generally;

•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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THE ANTI-DILUTION PROTECTION IS LIMITED – The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Index Fund. See “Description of Securities – Anti-Dilution Adjustments for Funds” in the accompanying product supplement. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Index Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE NOTES — We or one or more of our affiliates may hedge our exposure from the notes by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Index Fund and make it less likely that you will receive a return on your investment in the notes. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the notes declines. We or our affiliates may also engage in trading in instruments linked to the Index Fund on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Index Fund. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the notes.

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ADJUSTMENTS TO THE INDEX FUND OR TO THE UNDERLYING INDEX COULD ADVERSELY AFFECT THE VALUE OF THE NOTES – Blackrock Fund Advisors (“BFA”) is the investment advisor to the Index Fund, which seek investment results that correspond generally to the level and yield performance, before fees and expenses, of the Index. The stocks included in the Index are selected by MSCI Inc. (“MSCI”). The Index is calculated and published by MSCI. MSCI can add, delete or substitute the stocks underlying the Index, which could change the value of the Index. Pursuant to its investment strategy or otherwise, BFA may add, delete, or substitute the stocks composing the Index Fund. Any of these actions could cause or contribute to large movements in the prices of the component securities held by the Index Fund, which could adversely affect the closing price of the Index Fund shares and cause the closing price of the Index Fund to decrease below the Knock-Out Level, in which case your investment will be fully exposed to any decline in the Final Index Fund Level as compared to the Initial Index Fund Level.

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THE INDEX FUND AND THE INDEX ARE DIFFERENT – The performance of the Index Fund may not exactly replicate the performance of the Index because the Index Fund will reflect transaction costs and fees that are not included in the calculation of the Index. It is also possible that the Index Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund or due to other circumstances. BFA may invest up to 10% of the Index Fund’s assets in futures contracts, options on futures contracts, other types of options, and swaps related to the Index as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates. The Index Fund may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to the Index and in managing cash flows.

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THERE IS NO AFFILIATION BETWEEN THE INDEX FUND AND US, AND WE ARE NOT RESPONSIBLE FOR ANY DISCLOSURE BY THE INDEX FUND – We are not affiliated with the Index Fund or the issuers of the component securities held by the Index Fund or underlying the Index replicated by the Index Fund. However, we and our affiliates may currently or from time to time in the future engage in business with many of the issuers of the component securities held by the Index Fund or underlying the Index. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the component securities held by the Index Fund or the component stocks underlying the Index or any of the issuers of the component securities held by the Index Fund or underlying the Index. You, as an investor in the notes, should make your own investigation into the component securities held by the Index Fund or underlying the Index and the issuers of the component securities held by the Index Fund or underlying the Index. Neither the Index Fund nor any of the issuers of the component securities held by the Index Fund or underlying the Index are involved in this offering of your notes in any way and none of them has any obligation of any sort with respect to your notes. Neither the Index Fund nor any of the issuers of the component securities held by the Index Fund or underlying the Index has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your notes.

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CURRENCY EXCHANGE RISK – Because the iShares® MSCI Emerging Markets Index Fund invests in stocks denominated in foreign currencies, changes in currency exchange rates may negatively impact such exchanged traded funds’ returns. The values of the foreign currencies may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, foreign governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. Therefore, exposure to exchange rate risk may result in reduced returns to the iShares® MSCI Emerging Markets Index Fund and have an adverse impact on the value of your notes.

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NON-U.S. SECURITIES MARKETS RISKS – Because foreign companies or foreign equity securities held by the iShares® MSCI Emerging Markets Index Fund may be publicly traded in the applicable foreign countries and are denominated in currencies other than U.S. dollars, investments in the notes involve particular risks. For example, the foreign securities markets may be more volatile than the U.S. securities markets, and market developments may affect these markets differently from the United States or other securities markets. Direct or indirect government intervention to stabilize the securities markets outside the United States, as well as cross-shareholdings in certain companies, may affect trading prices and trading volumes in those markets. Also, the public availability of information concerning the foreign issuers may vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the foreign issuers may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to United States reporting companies.

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EMERGING MARKETS COUNTRIES OFTEN SUFFER FROM POLITICAL AND ECONOMIC INSTABILITY – The value of the notes is subject to the political and economic risks of emerging market countries by linking to the performance of the iShares® MSCI Emerging Markets Index Fund. The stocks held by the iShares® MSCI Emerging Markets Index Fund include companies that are located in emerging market countries and whose securities trade on the exchanges of emerging market countries. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market nation. Political or economic instability could have an adverse effect on the value and payment at maturity of your notes.

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PAST PERFORMANCE OF THE INDEX FUND, THE INDEX OR OF THE COMPONENT SECURITIES HELD BY THE INDEX FUND IS NO GUIDE TO FUTURE PERFORMANCE – The actual performance of the Index Fund, the Index or of the component securities held by the Index Fund over the term of the notes may bear little relation to the historical levels of the Index Fund or of the component securities held by the Index Fund, and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Index Fund, of the Index or of the component securities held by the Index Fund.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the notes, the tax consequences of ownership and disposition of the notes might be affected materially and adversely.

As described above under “Tax Consequences,” in 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

Prospective investors should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the notes will be used in connection with hedging our obligations under the notes through one or more of our affiliates.  The hedging or trading activities of our affiliates on or prior to the Trade Date and the Final Valuation Date could adversely affect the level of the Index Fund and, as a result, could decrease the amount you may receive on the notes at maturity.

Historical Information

The following graph sets forth the historical performance of the iShares® MSCI Emerging Markets Index Fund based on the daily Index Fund closing levels from May 20, 2005 through May 20, 2010.  The Index Fund closing level on May 20, 2010  was 36.16.  We obtained the Index Fund closing levels below from Bloomberg, and we have not participated in the preparation of, or verified, such information.

The historical levels of the Index Fund should not be taken as an indication of future performance, and no assurance can be given as to the Index Fund closing level on any trading day during the Monitoring Period, including on the Final Valuation Date.  We cannot give you assurance that the performance of the Index Fund will result in the return of any of your initial investment.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and J.P. Morgan Securities Inc. will act as placement agents for the notes and will not receive a commission in connection with the sale of the notes.